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                                                                      Exhibit 11
                                                                      ----------

                          AMENDMENT TO RIGHTS AGREEMENT

         AMENDMENT, dated March 10, 2002 (this "Amendment"), to the Rights Agreement, dated as of September 14, 1998 (the "Rights Agreement"), between Elantec Semiconductor, Inc., a Delaware corporation ("Company"), and Mellon Investor Services LLC, a New Jersey limited liability company (successor to ChaseMellon Shareholder Services, L.L.C.), as Rights Agent ("Rights Agent").

         WHEREAS, concurrently with the execution and delivery of this Amendment, Company, Intersil Corporation, a Delaware corporation ("Intersil"), and Echo Acquisition, Inc., a Delaware corporation and wholly-owned subsidiary of Intersil ("Merger Sub"), have entered into an Agreement and Plan of Merger (the "Merger Agreement"), which provides for the merger of Company with and into Merger Sub (the "Merger"), and the Board of Directors of Company has approved the Merger Agreement, the Merger, and this Amendment;

         WHEREAS, Section 27 of the Rights Agreement provides that (i) prior to the time any Person (as defined in the Rights Agreement) becomes an Acquiring Person (as defined in the Rights Agreement), Company and Rights Agent may amend the Rights Agreement as Company deems necessary or desirable, including to modify or amend the definition of Acquiring Person set forth in Section 1(a) of the Rights Agreement and to provide for an earlier Final Expiration Date, and
(ii) such an amendment will be evidenced by a writing signed by the Company and the Rights Agent; provided, however, that Rights Agent shall not be obligated to enter into any amendment or supplement to the Rights Agreement that, in the opinion of the Rights Agent, may materially adversely affect the rights, duties, liabilities to the Company or immunities to the Company of the Rights Agent; and

         WHEREAS, pursuant to Section 27 of the Rights Agreement, the Board of Directors of Company has determined that an amendment to the Rights Agreement as set forth herein is necessary and desirable in connection with the foregoing and the Company desires to evidence such amendment in writing.

         THEREFORE, in consideration of the foregoing and the mutual agreements set forth herein, the parties agree as follows:

         1. Company certifies to Rights Agent that this Amendment will not materially adversely affect the rights, duties, liabilities to the Company or immunities to the Company of the Rights Agent and that Rights Agent is entitled to rely upon such certification in forming its opinion as to whether this Amendment would materially adversely affect the rights, duties, liabilities to the Company or immunities to the Company of the Rights Agent.

         2. Section 1(a) of the Rights Agreement is hereby amended by inserting the following sentence at the end of the definition of "Acquiring Person":


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            "(C) Neither Intersil Corporation, a Delaware corporation
         ("Intersil"), nor any of its Subsidiaries, Affiliates or Associates, shall be or become an Acquiring Person as a result of the execution, delivery or performance, or public announcement thereof, of the Agreement and Plan of Merger among Company, Intersil and Echo Acquisition, Inc. dated as of March 10, 2002 (the "Merger Agreement"), the Voting Agreements, as defined in the Merger Agreement, or the consummation of any of the transactions contemplated thereby."

         3. Section 7(a) of the Rights Agreement is hereby amended by replacing the section in its entirety with the following:

            "(a) The registered holder of any Right Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein) in whole or in part at any time after the Distribution Date upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof duly executed, to the Rights
         Agent at the office of the Rights Agent, together with payment of the Purchase Price for each one two-hundredth of a Preferred Share as to which the Rights are exercised, at or prior to the earliest of (i) the Close of Business on September 14, 2008, (ii) the time at which the Rights are redeemed as provided in Section 23 hereof (the "Redemption Date"), (iii) the time at which such Rights are exchanged as provided in Section 24 hereof, or (iv) immediately prior to the Effective Time (as defined in the Merger Agreement), which Effective Time the Company will notify the Rights Agent in writing of and the Rights Agent shall not be deemed to have knowledge of the Effective Time unless and until it has received such written notification (the first to occur of (i) through (iv) hereof (inclusive) being herein referred to as the "Final Expiration Date")."

         4. This Amendment shall be effective immediately prior to the execution of the Merger Agreement; provided, however, that this Amendment will be of no further force or effect upon the termination of the Merger Agreement in accordance with its terms. The Company will provide the Rights Agent with prompt notice of either the consummation of the transactions contemplated by the Merger Agreement or the termination of this Amendment pursuant to this section.

         5. This Amendment shall be governed by, and construed in accordance with the laws of the State of Delaware applicable to contracts to be made and performed entirely within such state. If any term of this Amendment is held by a court of competent jurisdiction or other competent authority to be invalid or unenforceable, the remainder of the terms hereof shall remain in full force and effect, and this Amendment shall be construed in order to give the maximum effect to the remaining terms and intent hereof. Intersil, its Subsidiaries, Affiliates and Associates (each as defined in the Rights Agreement) are intended third party beneficiaries of the terms hereof. This Amendment may be executed in one or more counterparts, all of which shall together constitute one instrument.

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         IN WITNESS WHEREOF, the parties have cause this Amendment to be executed by their duly authorized officers as of the date first written above.

                                   ELANTEC SEMICONDUCTOR, INC.


                                   By:    RICHARD M. BEYER
                                       ----------------------------------------
                                   Name:  Richard M. Beyer
                                   Title: President and Chief Executive
                                          Officer


                                   MELLON INVESTOR SERVICES LLC, AS
                                   RIGHTS AGENT


                                   By:    KERRI ALTIG
                                      -----------------------------------------
                                   Name:  Kerri Altig
                                   Title: Vice President


                [SIGNATURE PAGE TO AMENDMENT TO RIGHTS AGREEMENT]